Prospectus Supplement                           Filed Pursuant to Rule 424(b)(4)
To Prospectus Dated January 4, 2001                Registration No. 333-44572-01
                                                                    333-44572


                         TEXAS INSTRUMENTS INCORPORATED

                        2,257,113 SHARES OF COMMON STOCK

       ISSUABLE UPON CONVERSION OF TEXAS INSTRUMENTS TUCSON CORPORATION'S
                 4 1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2007

                                   ----------

                  This prospectus supplement amends and supplements, and should be read in conjunction with, the prospectus, dated January 4, 2001 of Texas Instruments Incorporated relating to the offering from time to time by certain selling securityholders of up to 2,257,113 shares of Texas Instruments common stock, par value $1.00 per share, issuable upon conversion of Texas Instruments Tucson Corporation's 4 1/4% Convertible Subordinated Notes due 2007.

CHANGE IN SELLING SECURITYHOLDER INFORMATION

                  The table below sets forth information as of the date hereof concerning beneficial ownership of the notes and underlying common stock of the selling securityholders listed below. All information concerning beneficial ownership has been furnished by the selling securityholders.

                                    PRINCIPAL
                                    AMOUNT AT
                                   MATURITY OF
                                       NOTES                         SHARES OF
                                   BENEFICIALLY   PERCENTAGE OF     COMMON STOCK       PERCENTAGE OF
                                    OWNED THAT        NOTES           THAT MAY         COMMON STOCK
NAME OF SELLING SECURITYHOLDER      MAY BE SOLD    OUTSTANDING       BE SOLD(1)       OUTSTANDING (2)
------------------------------     ------------   -------------     ------------      ---------------
Goldman Sachs and Company               $100,000        *                 2,250              *
Pacific Life Insurance Company         1,000,000        *                22,497              *


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*        Less than 1%

(1) Assumes conversion of all of the holder's notes at a conversion price of approximately $44.45 per share of Texas Instruments common stock. However, this conversion price will be subject to adjustment as described under "Description of Notes - Conversion of Notes" in the prospectus. As a result, the amount of Texas Instruments common stock issuable upon conversion of the notes may decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Securities and Exchange Act using 1,734,305,703 shares of Texas Instruments common stock issued and outstanding as of February 7, 2001. Assumes the number of shares of Texas Instruments common stock issuable upon conversion of all of that particular holder's notes are outstanding. However, this does not include the conversion of any other holder's notes.

         THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THE PROSPECTUS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The date of this Prospectus Supplement is February 16, 2001.